Lease Reference No: TP2-5008-009-00002
Date: 04 October 2013    STRICTLY CONFIDENTIAL
FLUIDIGM SINGAPORE PTE.LTD.
Blk1026 Tai Seng Avenue #07-3532
Singapore 534413
Attention:    MS GRACE YOW
MANAGING DIRECTOR & EXEC VICE PRESIDENT
Dear Sirs,
LEASE OF BLOCK 5008 ANG MO KIO AVENUE 5 #08-01/19, RC ROOF 1 & RC ROOF 2, TECHPLACE II SINGAPORE 569874
This Offer shall supersede our previous Offer dated 18 September 2013.
1    TERMS OF OFFER
On behalf of HSBC Institutional Trust Services (Singapore) Limited As Trustee of Ascendas Real Estate Investment Trust (‘Landlord’), we are pleased to offer you, FLUIDIGM SINGAPORE PTE. LTD. (‘Tenant’), a lease of the premises (‘Premises’) (described below in paragraph 1.1) which forms part of the building (‘Building’) located at Block 5008 Ang Mo Kio Avenue 5 TECHpIace II Singapore 569874, subject to the Standard Terms, Covenants and Conditions attached in Appendix 1 (‘Covenants’) and the following terms, covenants and conditions (where the definitions set out in the Covenants have been adopted):
1.1    PREMISES

(a) Unit No(s) :	#08-01/19, RC Roof 1 & RC Roof 2 Block 5008 TECHplace II
(b) Demarcation :	(for purpose of identification only) edged in red in the attached plan(s) marked as Attachment 1.

1.2    FLOOR AREA

Unit No(s)	Floor Area (sm) (where temporary occupation permit (‘TOP’) for the Building has not yet been issued, the Floor Area is subject to final survey)
#08-01/19	3,455.00
Block 5008 TECHplace II RC ROOF 1	115.00
Block 5008 TECHplace II RC ROOF 2	130.00
Block 5008 TECHplace II
Total	3,700.00

(a)
Where the TOPfor the Building has not yet been issued, the Floor Area as indicated herein is subject to a final survey to be performed by a surveyor appointed by the Landlord, if such survey is required by the Landlord. The Floor Area as determined from the results of such survey shall be final and binding upon the Tenant.

(b)
Where the Floor Area is adjusted following such survey, all references to the Floor Area in the Lease shall refer to such Floor Area as determined by the Landlord and there shall be an adjustment of the Gross Rent (with effect from the Commencement Date), the Renovation Deposit and the Security Deposit, all calculated with reference to the revised Floor Area.

1.3    PERMITTED USE

(a) Permitted Use :	R&D and manufacturing of fluidic chips and microfludic system for the business of the Tenant and not for any other purpose.
(b) Business Licence / Approval :	The Tenant is responsible for obtaining and keeping in force all necessary approvals required by law for the operation of its business in the Premises, at its own cost and expense.
1.4    LEASE TERM

Term :	96 months commencing on: where the TOP has already been issued: 02 June 2014 (the ‘Commencement Date’).

1.5    POSSESSION OF PREMISES

Possession Date	where the TOP has already been issued: 02 March 2014
1.6    RENT AND OTHER PAYMENTS (EXCLUSIVE OF GST)
(a)    The Monthly Net Rent and Monthly Service Charge shall be as follows:-

Unit	Monthly Net Rent Rate (psm)	Monthly Service Charge Rate (psm)	Monthly Gross Rent Rate (psm)	Monthly Net Rent	Monthly Service Charge	Monthly Gross Rent	Applicable Period
#08-01/19, RC Roof 1 & RC Roof 2 Block 5008 TECHplace II	$14.25	$2.43	$16.68	$52,725.00	$8,991.00	$61,716.00	02 Jun 2014 to 01Jun 2016
#08-01/19, RC Roof 1 & RC Roof 2 Block 5008 TECHplace II	$14.79	$2.43	$17.22	$54,723.00	$8,991.00	$63,714.00	02 Jun 2016 to 01 Jun 2017
#08-01/19, RC Roof 1 & RC Roof 2 Block 5008 TECHplace II	$15.33	$2.43	$17.76	$56,721.00	$8,991.00	$65,712.00	02 Jun 2017 to 01 Jun 2019
#08-01/19, RC Roof 1 & RC Roof 2 Block 5008 TECHplace II	$16.41	$2.43	$18.84	$60,717.00	$8,991.00	$69,708.00	02 Jun 2019 to 01 Jun 2020
#08-01/19, RC Roof 1 & RC Roof 2 Block 5008 TECHplace II	$16.95	$2.43	$19.38	$62,715.00	$8,991.00	$71,706.00	02 Jun 2020 to 01 Jun 2021
#08-01/19, RC Roof 1 & RC Roof 2 Block 5008 TECHplace II	$17.48	$2.43	$19.91	$64,676.00	$8,991.00	$73,667.00	02 Jun 2021 to 01 Jun 2022

(b)	The charges shown above are exclusive of goods and services tax (‘GST’) and other taxes payable by the Tenant under the Covenants.

(c)	The Service Charge shown above is subject to increase as provided in Clause 5.1.2 of the Covenants.

(d)
Unless otherwise provided in this letter (‘Offer Letter’) or in any side/amendment/variation letters (‘Side Letters’), the Tenant must pay the Monthly Gross Rent monthly in advance, on the first day of each month of the Term. The pro-rated Monthly Gross Rent for any part of a month must be paid in advance on the first day of that month, which will be apportioned on a daily basis (based on the actual number of days in that month).

(e)	Upon acceptance of this offer, the Tenant must pay to the Landlord in advance one (1) full month’s Gross Rent (including GST) for the period of one (1) month from the Commencement Date.

(f)
In addition to the Monthly Gross Rent, the Landlord is also entitled to impose charges for the use of any part of the Common Property (defined in the Covenants) at a rate to be determined by the Landlord based on the area of any part of the Common Property used by the Tenant (‘Ancillary Site’). The Landlord may require the Tenant to sign a separate side letter or enter into a licence or tenancy agreement or such other documents and on such terms and conditions as the Landlord may require in respect of the Ancillary Site.

1.7    RENT FREE PERIOD

(a)	A rent free period (the ‘Rent Free Period’) will be granted to the Tenant as follows:

Unit	Start Date	End Date	Duration
#08-01/19, RC Roof 1 & RC Roof 2 Block 5008 TECHplace II	2 March 2014	01 June 2014	3 months

(b)	The Tenant will not be required to pay Gross Rent for the Rent Free Period.

(c)
The Landlord has agreed to grant the Rent Free Period to the Tenant on the basis that the Tenant will complete the entire Term. If the Term is prematurely terminated by the Tenant for any reason whatsoever or if the Lease is determined by the Landlord under Clause 8.1 of the Covenants, then in addition to and without prejudice to any other rights or remedies of the Landlord, the Tenant shall compensate and pay to the Landlord on demand the Gross Rent for the entire Rent Free Period.

1.8    SECURITY DEPOSIT
Security Deposit    :    8 months’ Gross Rent
Security Deposit Amount    :    $589,336.00
Time for Payment of    :    Upon the Tenant’s acceptance of this offer.
Security Deposit Amount
Mode of Payment    :    Cash
1.9    TENANT’S WORKS
The Tenant must obtain the prior written consent of the Landlord for the Tenant’s Works in respect of the Premises which may be required by the Tenant for the use and enjoyment of the Premises and comply with all other stipulations set out in Clause 4.1 of the Covenants and the Tenants’ Guide.
1.10    RENOVATION DEPOSIT

Renovation Deposit
:    Based on the rate of $10.00 per square metre of the Floor Area of the Premises and subject to a minimum of $2,000.00, the Renovation Deposit of $37,000.00 for the proposed Fitting Out Works must be placed with the Landlord on acceptance of this offer.

1.11    CAR PARK LOTS

(a)	Number of allocated car park lots : 18 car park lot(s) will be allocated to the Tenant at prevailing rates.

(b)	Allocation of car park lots is subject to the following:-

(i)	Tenant’s compliance with relevant government regulations (where applicable);

(ii)	Landlord’s prevailing policies; and

(iii)	Availability.
The Landlord reserves the right to revise the allotment from time to time or cancel the allotment at any time.

1.12    REQUISITE APPROVALS & SUBLET FEE

(a)	This offer of the lease of the Premises and acceptance is subject to:

(i)
the Tenant obtaining approval from the relevant authorities (including, where necessary, Jurong Town Corporation) for the use of the Premises for the Tenant’s operations (to be obtained by the Tenant in accordance with paragraph 1.3 above); and

(ii)	where required, the approval from the Head Landlord for the lease of the Premises to the Tenant
(collectively the ‘Requisite Approvals’).

(b)
The Tenant shall furnish any information and/or documents forthwith to the Landlord upon the Landlord’s request to assist the Landlord to obtain the approval from the Head Landlord for the lease of the Premises to the Tenant. The Tenant shall pay all fees charged or chargeable by the Head Landlord in respect of approval for the subletting of the Premises by the Landlord to the Tenant for the Term (including any subletting fees). The Tenant shall reimburse the Landlord for any fees paid by the Landlord to the Head Landlord in advance and on the Tenant’s behalf.

(c)
In the event that the aforesaid approval/s is/are not obtained, it is hereby agreed between the parties hereto that the Landlord shall give written notice to the Tenant of such fact, and the Landlord shall, within one (1) month of the Tenant’s receipt of the Landlord notice, refund to the Tenant all deposits paid hereunder by the Tenant without interest (subject however to appropriate deductions for any breach or damage done to the Premises and/or the Building by the Tenant). The Landlord shall also refund back to the Tenant the legal fees and/or stamp duties paid by the Tenant provided always that the same have not been expended for legal work rendered or for payment of stamp duty. The Tenant shall, however, be liable for payment of all rent, service charge, air-con charges, utilities and other charges payable hereunder for the period of time that the Tenant had occupied the Premises until and including the day that the Premises is handed back to the Landlord in the state and condition satisfactory to the Landlord. Prior to the handing over of the Premises back to the Landlord, the Tenant shall, at its own costs and expense, reinstate the Premises back to its original bare state and condition. Thereafter, this Agreement shall be null and void and neither party shall have any claims against the other in respect of any damages, compensation, costs, expenses, losses or otherwise arising out of or in connection therewith, save as provided in this Clause.

(d)	The approved business activities shall not be changed without prior approval from the relevant authorities.

1.13    FLOOR LOADING
The Tenant shall not be permitted to place or allow to be placed any load on the floor slab in excess of :
Storey    Floor Loading (kN per square metre)
1    12.5
4 to 8    7.5
Canteen    5
1.14    COSTS & EXPENSES OF LEASE
Any costs and expenses incurred by the Landlord to draw up this Offer Letter and the Covenants and as a result of any negotiation to amend this Offer Letter or the Covenants shall be borne by the Tenant on a full indemnity basis and paid on demand including but not limited to legal fees, stamp duties payable on this Offer Letter and payable as a result of an increase in Gross Floor Area pursuant to paragraph 1.2(a) above and the Landlord’s administrative charges.
1.15    SPECIAL CONDITIONS
In addition to the terms, covenants and conditions contained in this Offer Letter and the Covenants, the parties must comply with and be bound by the terms, covenants and conditions on their respective parts set out in Attachment 2 (“SpecialConditions”). In the event of any inconsistency between the terms, covenants and conditions set out in the Special Conditions and those contained in this Offer Letter, the terms, covenants and conditions set out in the Special Conditions shall prevail.
1.16    INTERPRETATION

(a)	Unless the context otherwise requires, all definitions, terms and references used in this Offer Letter will have the same meanings given to them in the Covenants.

(b)	The Appendix and Attachments to this Offer Letter shall be binding on the parties and be construed as an integral part of this offer.
2    ACCEPTANCE

2.1	In order to accept this offer, please let the Landlord have the items listed below (each an ‘Acceptance Item’ and together, the ‘Acceptance Items’.):-

(a)	Both copies of this Offer Letter with the Acceptance portion duly signed by the Tenant’s authorized signatory;

(b)	A cashier’s order/cheque drawn in favour of “HTSG A/C ASCENDAS REIT” for the total amount set out in the Statement of Accounts attached to this Offer Letter as Attachment 3; and

(c)	A cashier’s order/cheque drawn in favour of “Commissioner of Stamp Duties” for the Stamp Duty amount set out in the Statement of Accounts attached to this Offer Letter as Attachment 3.

2.2
For the avoidance of doubt, the Landlord hereby confirms that this offer will only be deemed to have been accepted by the Tenant on the date of receipt by the Landlord of all the Acceptance Items or where they are given separately, the date of receipt of the last Acceptance Item.

2.3
Payments made prior to the receipt of the last Acceptance Item may be cleared by the Landlord upon receipt. However, if the remaining Acceptance Items are not received by the Landlord within 7 working days from the date of this Offer Letter (the ‘Acceptance Period’),(or such other date as the Landlord may agree), the offer herein shall, unless the Landlord otherwise agrees, lapse and there shall be no contract between the Tenant and the Landlord in respect of the lease of the Premises. All payments received by the Landlord from the Tenant pursuant to this letter shall be forfeited without affecting any other rights or remedies of the Landlord and the Tenant shall have no claim of whatever nature against the Landlord.

3	DECLARATION FORM

3.1
The Tenant shall furnish to the Landlord the completed and executed Declaration Form attached as Attachment 4 by 14 October 2013. If the Tenant fails to furnish the said Declaration Form by the specified date mentioned above (or such other date or dates as the Landlord may agree), the Landlord may terminate the lease by giving to the Tenant not less than one (1) month’s notice in writing.

3.2
Upon the expiry of such notice, the Term and the lease shall absolutely cease and determine and if the Tenant has already taken possession of the Premises, the Tenant shall deliver vacant possession of the Premises to the Landlord in accordance with the Covenants without compensation from or any claim whatsoever against the Landlord but without prejudice to any right of action of the Landlord against the Tenant in respect of any antecedent breach of the terms, covenants and conditions on the part of the Tenant contained in the Covenants, this Offer Letter and Side Letter(s), if any. Upon such termination, the Landlord shall forfeit and retainall monies paid by the Tenant under the provisions of the Offer Letter and/or the Covenants, including but not limited to, the amounts set out in the Statement of Accounts attached to this Offer Letter as Attachment 3 for its own benefit without affecting any other remedy of the Landlord, at law or in equity.

4    LEASE

4.1	The lease of the Premises to the Tenant is subject to the specific terms, covenants and conditions set out in:-

(a)	This Offer Letter;

(b)	The Covenants (attached hereto as Appendix I); and

(c)	The Side Letter(s), if any.

4.2	The date of the lease of the Premises shall be the date that the Tenant is deemed to haveaccepted this Offer Letter in accordance with paragraph 2 above.

4.3
All terms, covenants and conditions contained in the Covenants will apply to the lease and the Landlord and the Tenant shall observe, perform and be bound by the terms, covenants and conditions on their respective parts contained in the Covenants as though such terms, covenants and conditions had been incorporated in this Offer Letter.

4.4
In the event of any inconsistency between the provisions of this Offer Letter, the Covenants and/or the Side Letter(s), if any, priority shall be given in the following order in order to resolve the inconsistency:-

(a)	the Side Letter(s), if any;

(b)	this Offer Letter; and

(c)	the Covenants.
5    EXPIRY OF OFFER
This offer will lapse if the Acceptance Items are not furnished before the Acceptance Period (refer to paragraph 2.3 above), unless an extension of time has been requested and agreed to by the Landlord in writing.

6    AGENCY
This offer is made to the Tenant by us as agents on behalf of HSBC Institutional Trust Services (Singapore) Limited As Trustee of Ascendas Real Estate Investment Trust.
7    CONTACT DETAILS
Please contact Ms. Cheryl Toh at DID Tel No. [*] and Mobile No. [*] if you have any queries.
Yours faithfully,
For and on behalf of
HSBC Institutional Trust Services (Singapore) Limited As Trustee of Ascendas Real Estate
Investment Trust

/s/ Adrian Tan         /s/ SOH Lay Hwa
Name: Adrian Tan    Name: SOH Lay Hwa
Senior Executive    Manager
Lease Operations    Lease Operations

Date: 04 October 2013    Date: 04 October 2013

To:	Ms. Cheryl Toh As agent of HSBC Institutional Trust Services (Singapore) Limited As Trustee of Ascendas Real Estate Investment Trust

ACCEPTANCE OF OFFER OF LEASE OFBLOCK 5008 ANG MO KIO AVENUE 5 #08-

01/19, RC ROOF 1 & RC ROOF 2, TECHPLACE II SINGAPORE 569874
I/We, FLUIDIGM SINGAPORE PTE. LTD. (the ‘Tenant’) hereby unconditionally accept your offer of the lease on the above stated terms, covenants and conditions.
I/We acknowledge receipt of the Covenants (Appendix I), the Tenant’s Guide (published as at 02 May 2012), plans, payment schedules, forms and such other documents as may form part of this Offer Letter.
I/We enclose the following:-

(a)	cashier’s order/cheque drawn in favour of “HTSG NC ASCENDAS REIT” for the total amount set out in the Statement of Accounts attached to this Offer Letter as Attachment 3.

(b)	cashier’s order/cheque drawn in favour of “Commissioner of Stamp Duties” for the Stamp Duty amount set out in the Statement of Accounts attached to this Offer Letter as Attachment 3.

December 6, 2013	/s/ Yow Mai Chan
Date	Name of authorized signatory:Yow Mai Chan Designation: Director Tenant’s Rubber Stamp:

APPENDIX I

See enclosed Standard Terms, Covenants and Conditions

ATTACHMENT 1

PLAN OF THE PREMISES

Existing Block
5002
Existing Block
5004
#08-01 to #08-19
Factory Area
3,455 m²

N

8TH STOREY PLAN

SINGLE TENANCY

Disclaimer:

All plans are subjects to amendments as directed and/or approved by the building authorities.

All areas are approximate measurements only and subject to final survey. The property is subject to inspection by the relevant authorities to comply with the current code of practice.

APPROVED 04 SEP 2013

ATTACHMENT 2

SPECIAL CONDITIONS

SPECIAL CONDITIONS
In addition to the provisions set out in the Offer Letter, the parties shall comply with and be bound by the following terms, covenants and conditions:-
1. OPTION TO RENEW

(a)
The Landlord shall grant to the Tenant a further lease of the whole Premises for sixty (60) months (“Renewal Term”), commencing on the day after the expiry date of the Term, at the Tenant’s cost and expense Provided That:

(i)	the Tenant gives the Landlord notice of not less than six (6) months before the expiry date of the Term, that it requires a further lease of the Premises; and

(ii)	the Tenant is not in breach of any of the obligations on its part contained in the Lease.

(b)
The further lease for the Renewal Term must be in respect of the whole of the Premises (and not part of it) and the rent for the Renewal Term shall be pegged to the then prevailing market rent, and on similar terms as this existing Lease. The Landlord shall revert with its proposal for the revised rent within one (1) month from the date of the Tenant’s notice of renewal.

(c)
Within two (2) weeks of receipt of the Landlord’s proposal for the revised rent or such longer period as may be mutually agreed, the Tenant must inform the Landlord, in writing, whether the revised rent is acceptable.

(d)
If the revised rent or the other terms are not acceptable to the Tenant or if the Tenant fails to give a written acceptance to the Landlord in time, then the Tenant will be treated as if it is no longer interested in a further lease and the Landlord will be free to end all negotiations with the Tenant for the further lease.

(e)
If the Landlord’s proposal for the revised rent and other terms has been accepted by the Tenant in time, the Tenant must sign the new lease document in respect of the Renewal Term within two (2) weeks of receipt.

(f)
If after the new lease document for the Renewal Term has been signed but the Tenant is in default of the provisions of the Lease before the commencement of the Renewal Term, the Landlord is entitled to terminate the lease for the Renewal Term by giving notice to the Tenant. Upon receipt of the notice, the lease for the Renewal Term will be terminated without affecting the rights of the Landlord against the Tenant in respect of the default (including, without limitation, compensation for loss of rent for the Renewal Term).

1.STAGGERED RENTAL
The Landlord has agreed to the staggered rent arrangement set out in this Offer Letter at the Tenant’s request subject to the condition that the Tenant will perform all terms, covenants and conditions in accordance with the provisions of the Lease including fulfilling all payment obligations. If the Tenant fails to do so, the Landlord shall, without prejudice to its other rights and remedies, be entitled to adjust the rent payment schedule by issuing a written notice (‘Adjustment Notice’) to the Tenant requiring the Tenant to pay Gross Rent based on the net rent rate of $15.60 per square metre per month (‘Original Rent Rate’) with effect from the Commencement Date. After the issuance of the Adjustment Notice, the Tenant shall pay Gross Rent based on the Original Rent Rate on the Payment Dates. The additional Gross Rent payable for the period of the Term prior to the issuance of the Adjustment Notice shall be paid within seven (7) days from the date of the Adjustment Notice. If the Lease is determined for any reason prior to the expiry of the Term, the Tenant shall, without prejudice to the Landlord’s other rights and remedies, pay to the Landlord a lump sum representing the difference between the Gross Rent based on the Original Rent Rate for the entire Term and the Gross Rent already paid.
2.INSTALLATION OF AIR-CONDITIONING UNITS
The Tenant shall, at its own costs and expense, install and maintain its own air-conditioning unit(s) at the Premises. In this respect, the Tenant shall ensure that all air-conditioning and mechanical ventilation installed at the Premises shall comply with the GreenMark Requirements as imposed or to be imposed by the relevant Authorities from time to time throughout the Term.
3.RENOVATIONS ALTERATIONS AND INSTALLATIONS
Further to the provisions of Clause 3 above, and without prejudice to the generality of the provisions herein contained, the Tenant shall adhere to all GreenMark Requirements in respect of all renovations, alterations and installations (including but not limited to light fittings, etc) to be carried out at the Premises, notwithstanding such renovations, alterations and installations being approved by the Landlord and/or other relevant Authorities.
4.HANDOVER CONDITION OF PREMISES ON POSSESSION DATE
The Tenant hereby acknowledges that it shall take possession of the Premises in the following handover condition:-

(a)	the Premises shall not have subdivision walls, common corridors, common trunking systems or cable trays;

(b)	the Premises shall have cement sand screed finish for flooring; and

(c)	the Premises shall have walls, columns and pipes duly painted by the Landlord and the Tenant shall have no objection whatsoever to the same.
6. INSTALLATION OF SIGNAGE
The Landlord shall allow the Tenant to install its company’s signage (“Signage”) at the standing pylon at the entrance of the Park PROVIDED ALWAYS THAT the Tenant shall:-

(a)
seek the Landlord’s consent in respect of the dimensions of the Signage, and the Landlord shall be entitled to impose terms and conditions in respect of the same, to which the Tenant shall comply with; and

(b)
at its sole costs and expense, seek approval/s from the relevant Authorities for the display of the Signage, and comply with all terms and conditions and to pay all charges (if any) imposed or to be imposed by the relevant Authorities in respect of the same; and

(c)	pay all monthly license fees and other charges imposed by the Landlord in respect of the display of the Signage; and

(d)
sign all documents required by the Landlord and/or the Authorities for the Signage and shall pay all fees, legal or otherwise, arising out of or in connection therewith, as well as all stamp fees payable thereon, if any; and

(e)
be solely responsible for the maintenance and upkeep of the Signage and the Landlord shall not, in any manner whatsoever, be liable to the Tenant or responsible for any damage, loss, defacement etc. of the Signage.

7.    SECURITY DEPOSIT AMOUNT
The Landlord is agreeable to consider lowering the Security Deposit Amount from eight (8) month’s Gross Rent as reflected in Clause 1.8 hereof, to a sum equivalent to six (6) month’s Gross Rent, subject to the Landlord’s assessment of the Tenant’s financial standing. In this respect, the Landlord may request the Tenant for its latest audited accounts at any time during the Term. For the avoidance of doubt, the Landlord’s assessment of the Tenant’s financial standing shall be made based on the Landlord’s criteria and the Tenant shall not be entitled to object to the Landlord’s decision on the same.

8.    RIGHT OF FIRST REFUSAL
The Landlord shall grant to the Tenant options for rights of first refusal (individually “the Option” and collectively “the Options”) to take up the lease or leases for the following units on the 4th, 5th, 6th and 7th storeys in the Building (individually called “each of the storeys”) respectively:-

(a)	Units #04-05/06/07/08 (collectively the “4th Storey Units”);

(b)	Units #05-08/09 (collectively the “5th Storey Units”);

(c)	Units #06-05/06/07/08 (collectively the “6th Storey Units”); and

(d)	Units #07-04/05/06/07/08 (collectively the “7th Storey Units”)
PROVIDED ALWAYS THAT: -

(i)	the Options shall be valid from 02 June 2014 and shall expire on 01 June2015 ( “the validity period”);

(ii)
the Options shall be offered during the validity period to the Tenant by way of a written notice (“the said Notice”) served to the Tenant by the Landlord when a third party expresses an interest to the Landlord to take up a lease for either the whole or part of each storey in the Building, (i.e. either the whole or part of the 4th Storey Units, either the whole or part of the 5th Storey Units,either the whole or part of the 6th Storey Units or either the whole or part of the 7th Storey Units);

(iii)
the Options shall be granted by the Landlord to the Tenant only once for each of the storeys in the Building.For example, if a third party expresses interest during the validity period in taking up the lease of part of the 4th Storey Units, namely Unit #04-05, the Landlord shall then grant an Option to the Tenant to take up the lease for the whole of the 4th Storey Units. In the event that the Tenant rejects or fails to take exercise the Landlord’s Option for the lease of the whole of the 4th Storey Units in accordance herewith, the Tenant’s right to the Option for the 4th Storey Units shall then expire and will not be re-granted again to the Tenant. The Options for the 5th Storey Units, the 6th Storey Units and the 7th Storey Units in this case, if not previously granted by the Landlord to the Tenant under this Clause 7, shall still remain valid until the expiry of the validity period; and

(iv)
the Option/s shall be exercised by the Tenant by way of written acceptance together with full payment within seven (7) days (weekends inclusive) from the grant of the Option/s by the Landlord to the Tenant, failing which the Option/s shall be deemed null and void and the Landlord shall be free to lease the same to other interested parties without any further reference to the Tenant and the Tenant shall not, thereafter, have any claims against the Landlord for any damages arising out of or in connection therewith.

9.    RIGHT TO PREMATURELY TERMINATE LEASE
The Landlord is agreeable to allow the Tenant to prematurely terminate the lease of the whole of the Premises at any time during the Term (“the Pre-Termination”) PROVIDED ALWAYS THAT:-

(a)
an in-coming tenant acceptable to the Landlord (“Incoming Tenant”) has been sourced by the Tenant to either takeover the existing lease of the Premises from the Tenant, or to take up a fresh lease of the Premises with the Landlord. In this respect, the Incoming Tenant shall accept the Landlord’s then prevailing terms and conditions for the fresh lease of the Premises, and the Tenant shall have no objection to the same whatsoever;

(b)
all costs and expenses arising out of or in connection with the Pre-Termination as well as the Incoming Tenant either taking over the Lease of the Premises or to take on a fresh lease with the Landlord, whether imposed by the Landlord and/or the Authorities, shall be solely borne by the Tenant, including but not limited to marketing costs, administrative costs and the like (including all GST payable thereon);

(c)
the Tenant shall enter into all documentation required by the Landlord arising out of or in connection with the Pre-termination, and to bear all costs in connection thereto (legal or otherwise) including all GST payable thereon, as well as all stamp duties imposed thereon (if any);

(d)	the Tenant shall comply with all terms and conditions to be imposed by the Landlord and/or the Authorities in respect of the Pre-termination, and

(e)
in the event that gross rent payable by the Incoming Tenant is lower than the Gross Rent reflected in Clause 1.6 hereof, the Tenant shall pay to the Landlord the rental differential from and including the date the lease of the Premises is pre-terminated by the Tenant until and including the expiry date of the Term. Such sum shall be payable to the Landlord in one lumpsum and shall be payable by the Tenant upon the Landlord’s demand.

10. Clause 1.2(b) of the Offer Letter shall be amended as follows:-

“(b)
Where the Floor Area is adjusted following such survey, all references to the Floor Area in the Lease shall refer to such Floor Area as determined by the surveyor appointed by the Landlord and there shall be an adjustment of the Gross Rent (with effect from the Commencement Date), the Renovation Deposit and the Security Deposit, all calculated with reference to the revised Floor Area. Provided always that the revised Floor Area used to calculate the adjustment to the Gross Rent, the Renovation Deposit and the Security

Deposit shall not be more than 3% of the original Floor Area as reflected in this Clause 1.2 above.”
The following variations shall be made to the Standard Terms, Covenants And Conditions under Appendix I hereof:-
11. Clause 4.2.5 shall be amended as follows:-

“4.2.5	The Renovation Deposit, subject to any deductions made by the Landlord as above, shall be repaid to the Tenant following completion of all of the following:-

(a)	proper completion of the Tenant’s Works (in compliance with the provisions of the Lease and the Tenants’ Guide);

(b)	making good damage (if any) to the Premises, the Building and the Park; and

(c)	full compliance with Landlord’s requirements to the Landlord’s reasonable satisfaction.”
12. Clause 5.1.2 shall be amended as follows:-

“5.1.2	The Landlord shall be entitled at any time and from time to time to increase the Service Charge by notice if there is any increase in the Total Outgoings and the following shall apply:-

(a)	the Tenant shall pay such increased Service Charge during the Term;

(b)
upon such increase in Total Outgoings, the Landlord shall issue a notice (the ‘Increase Notice’) to the Tenant stating the amount of the increase in the Service Charge on a per square metre basis and the effective date of such increase;

(c)	the Increase Notice shall be accepted by the Tenant as conclusive and binding of the matters so stated (save for manifest error);

(d)	the increase in Service Charge shall be chargeable and payable by the Tenant with effect from the date specified in the Increase Notice; and

(e)
if there is any additional Service Charge payable from a date prior to the issuance of the Increase Notice, the aggregate amount of such additional Service Charge shall be payable by the Tenant forthwith upon the issuance of the Increase Notice unless there is/are documentation error(s), in which case the payment will be delayed until the error(s) is/are corrected by the Landlord.
13. Clause 5.5.2 shall be amended as follows:-

“5.5.2	Where the Landlord arranges for the supply of electricity to the Premises (whether by way of en bloc energy purchase or otherwise), the Tenant must pay to the Landlord:

(a)
Electricity Charges in respect of the electricity supplied to the Premises, to the Landlord on a monthly basis. The Electricity Charges will be calculated by the Landlord at such rate as the Landlord may stipulate and notified to the Tenant by a statement from the Landlord in writing. In the absence of manifest error, the statement is conclusive as to the amount stated and the Tenant must make payment within seven (7) days from the date of the Landlord’s statement;

(b)
all charges relating to the supply of electricity to the Premises including but not limited to connection charges and administrative charges within seven (7) days of the Landlord’s notice to the Tenant of such charges unless there is/are documentation error(s), in which case the payment will be delayed until the error(s) is/are corrected by the Landlord; and

(c)
the Electricity Supply Deposit. The Landlord will inform the Tenant of the amount of the Electricity Supply Deposit from time to time during the Term. The Electricity Supply Deposit will be retained by the Landlord for the Term and may be used (whether in whole or part) in or towards indemnifying the Landlord against any breach by the Tenant of its obligations under Clauses 5.5.2(a) and 5.5.2(b) above. If the Electricity Supply Deposit is for any reason less than the amount required by the Landlord, the Tenant must pay the Landlord the amount of the deficit within 7 days of the Landlord’s written request. The Landlord will refund the Electricity Supply Deposit (subject to the Landlord’s rights under this paragraph) to the Tenant, free of interest, together with the Security Deposit Amount.”

14. Clause 5.9 shall be amended as follows:
”5.9    Repair
The Tenant must:
5.9.1    keep the Premises in a clean, tidy and sanitary condition;

5.9.2    keep the Premises, including all fixtures and fittings in it (whether belonging to the Landlord or the Tenant), all mechanical and electrical equipment in and serving the Premises and the Conducting Media in and serving the Premises and reasonably accessible to the Tenant in good and tenantable repair and condition (except for fair wear and tear); and

5.9.3
immediately make good, to the reasonable satisfaction of the Landlord, any damage caused to the Premises (including the Landlord’s fixtures and fittings in it) or any other part of the Building or the Park by the Tenant.”

15.	Clause 5.10.2 shall be amended as follows:-
“5.10.2 If any breach, defects, disrepair, removal of fixtures or unauthorised alterations, additions or installations are found on inspection for which the Tenant is liable, then, on notice from the Landlord, the Tenant must carry out the necessary works with due diligence within the time period specified in the Landlord’s notice, to the reasonable satisfaction of the Landlord.”

16.	Clause 5.11.2 shall be amended as follows:-
“5.11.2 The Landlord need not pay any compensation for any nuisance, annoyance, inconvenience, damage or loss caused to the Tenant. Nonetheless, the Landlord will endeavour to cause as little disturbance as is reasonably possible in the circumstances. Provided always that the Landlord (or other person so entering) shall take steps to minimize the disruption to the Tenant’s business operations, and exercise such right in a reasonable manner and make good any damage caused to the Premises without unreasonable delay.”

17.	Clause 5.18 shall be amended as follows:- 5.18 Confidentiality of Information
Without prejudice to any other rights or remedies the Landlord is entitled to, the Tenant will not disclose to any third party any information in respect of or arising from or in connection with the terms, conditions and provisions of the lease of the Premises whether contained in the Lease or in previous or subsequent correspondence or otherwise, unless such disclosure is required by Law or with the prior consent of the Landlord or to the extent that such information has become public knowledge not due to the Tenant’s breach of this undertaking.”

ATTACHMENT 3

STATEMENT OF ACCOUNTS

STATEMENT OF ACCOUNTS		GST (7%)
	AMOUNT
NET RENT:	$52,725.00	$3,690.75
$14.25 per square metre per month on 3700.00 square metres for a period of 24 months beginning from 02
June 2014
SERVICE CHARGE:	$8,991.00	$629.37
$2.43 per square metre per month on 3700.00 square metres for a period of 24 months beginning from 02
June 2014
GROSS RENT:	$61,716.00	$4,320.12
$16.68 per squaremetre per month on 3700.00 square metres for a period of 24 months beginning from 02
June 2014
LEGAL FEES	$500.00	$35.00
CASH DEPOSIT	$589,336.00
RENOVATION DEPOSIT	$37,000.00
SUB-TOTAL	$688,552.00	$4,355.12
GST PAYABLE	$4,355.12
TOTAL AMOUNT (INCLUSIVE OF GST)	$692,907.12
[payable to “HTSG NC ASCENDAS REIT”]
STAMP DUTY	$12,808.00
[payable to “Commissioner of Stamp Duties”]
The TOTAL AMOUNT payable includes the 1st month advance gross rent beginning 02 June 2014. GIRO payment will be effective from the following month.

ATTACHMENT 4

DECLARATION FORM

DECLARATION FORM
This form may take 15 minutes to complete. Some of the information is pre-filled for your convenience. If the information is inaccurate, you can delete and fill in correctly. Please submit this completed form together with your acceptance.
1.PARTICULARS

Name of Company/Firm (as in ACRA) : FLUIDIGM SINGAPORE PTE. LTD.
Company’s Mailing Address: Block 1026 Tai Seng Avenue #07-3532 Singapore 534413
Telephone: [*]	Facsimile Number: [*]	Website: www.fluidigm.com
Company Registration No : [*]	Company's Country of Origin: USA
Company’s Principle Activity: MANUFACTURING AND R&D
Note: If you are a foreign firm or a company in formation, please provide a local contact address and telephone number, where possible.
2.USAGE/ ACTIVITIES FOR PREMISES:
Manufacturing, research & development, customer test and service functions, office and store.

2.1 URA’s 60:40 requirements Do your activities in the leased premises comply with Urban Redevelopment Authority’s (URA) 60:40 requirements (set out below) for space utilization?	☑ YES	NO

Industrial
URA’s 60:40 requirements: The tenant must ensure that at least 60% of the floor area is used for industrial activities i.e. manufacturing, assembly, research & development, ancillary stores and ancillary warehouse with only the other 40% of the floor area may be used as ancillary offices, showrooms, neutral areas and communal facilities.

2.2    APPLICATION ON THE USE OF PREMISES TO CENTRAL BUILDING PLAN UNIT OF NEA
Please note that you will need to submit your application online at http://ias.nea.gov.sg. You are to submit and apply the same usage reflected in paragraph 2 of this declaration form. Upon successful submission, you are required to furnish us a copy of the application acceptance notification. Once your application is approved, please forward us the approval email/reply from the authorities.
2.3    APPLICATION FOR PORTABLE WATER/NON PORTABLE WATER
Please note that you are required to apply for portable water/non portable water if your water consumption is more than 500 cubic metres per month.
DECLARATION
On behalf of the above mentioned Company/Firm, I declare that all the information and particulars provided in this form are true, correct and complete, and that the activities to be conducted in the stated premises shall not be changed without the prior approval of the owner of the premises.
YOW MAI CHAN / DIRECTOR        /s/ YOW MAI CHAN
Name/ Designation    Signature

Company Stamp
14 OCT 2013
Date

HANDING OVER
Please provide details of the person whom we can liaise with on handing over of the premises.

Name/ Designation [*]

Contact No/Email [*]

E-BILLING (Mandatory)
Please provide details of the person (e.g. Finance Manager) who will be accessing the billing invoices through our Ascendas Tenant Services Portal.

Name	[*]
Designation	[*]
Email address	[*]

Contact number	[*]

ATTACHMENT 5

TENANT’S GUIDE

APPENDIX I
STRICTLY CONFIDENTIAL
STANDARD TERMS, COVENANTS
AND CONDITIONS

INDEX
1.    INTERPRETATION    1
1.1    Definitions    1
1.2    General    4
2.    LETTING    5
2.1    Letting    5
2.2    Rights    5
2.3    Exceptions    5
3.    POSSESSION    6
4.    TENANT’S WORKS    6
4.1    Tenant’s Works    6
4.2    Renovation Deposit    7
5.    TENANT’S COVENANTS AND OBLIGATIONS    7
5.1    Gross Rent and other payments    7
5.2    Interest     8
5.3    Taxes    8
5.4    Utilities    9
5.5    Electricity Supply    9
5.6    Meters    9
5.7    Security Deposit Amount    10
5.8    Insurance    10
5.9    Repair    11
5.10    Landlord’s Right of Inspection and Repair    11
5.11    Landlord’s Right of Entry for Repairs    12
5.12    Vacating the Premises    12
5.13    Permitted Use    13
5.14    Not to Void Insurance    13
5.15    Viewing    14
5.16    Compliance with the Law    14
5.17    Acceptance of Existing State and Condition    14
5.18    Confidentiality of Information    14
5.19    Indemnity by Tenant    14
5.20    Assignment and Subletting     15
5.21    No Lodgment of Caveat, Registration of Lease and Subdivision     15
5.22    Prevention of Infectious Diseases    15
5.23    Head Lease    16
5.24    Change of Name    16
5.25    Additional Property Tax    16
6.    LANDLORD’S OBLIGATIONS    16

6.1    Quiet Enjoyment    16
6.2    Property Tax    16
6.3    Management of the Building     16
7.    LANDLORD NOT LIABLE    17
7.1    No Claim by Tenant    17
8.    OTHER TERMS    18
8.1    Re-entry    18
8.2    Government Acquisition    18
8.3    Removal of property after the end of Lease    18
8.4    Notices     19
8.5    Service of Process    19
8.6    Prohibition against Offsetting    19
8.7    Costs and Expenses    19
8.8    Remedial Measures    19
8.9    No Waiver    20
8.10    Representations    20
8.11    Tenants’ Guide    20
8.12    Landlord may Assign    20
8.13    Unenforceability and Severance    21
8.14    Governing Law and Submission to Jurisdiction     21
8.15    Contracts (Rights of Third Parties) Act Cap 53B    21
8.16    Limitation of Liability    21

STANDARD TERMS, COVENANTS AND CONDITIONS

1.	INTERPRETATION

1.1	Definitions

In these Covenants, the Offer Letter and the Side Letter(s), where the context so allows:

1.1.1	‘Acceptance’ means the acceptance of the offer for lease of the Premises set out in the Offer Letter issued by the Tenant in accordance with the provisions of the Offer Letter.

1.1.2	‘Air Conditioning Charges’ means the air conditioning charges, if any, referred to in the Offer Letter or the Side Letter(s), if any.

1.1.3	‘Authorities’ means all relevant governmental and statutory bodies and authorities.

1.1.4
‘Building’ means the land and the buildings of which the Premises form part, the location and name of which are specified in the Offer Letter, and refers to each and every part of the Building and includes car parks, service, loading and any other areas the use and enjoyment of which is appurtenant to the Building whether or not within the structure of the Building.

1.1.5	‘Car Park Charges’ means the charges for the use of the car park lots as notified by the Landlord to the Tenant from time to time.

1.1.6
‘Chilled Water Charges’ means the charges for the provision of chilled water to the Premises, referred to in the Offer Letter or such other amount as may be specified by the Landlord from time to time.

1.1.7	‘Chilled Water Deposit’ means the chilled water deposit amount specified in the Offer Letter or such other amount as may be specified by the Landlord from time to time.

1.1.8	‘Chilled Water Rate’ means the rate of the Chilled Water Charges as specified in the Offer Letter or such other rate as the Landlord may specify from time to time.

1.1.9	‘Commencement Date’ means the date of commencement of the Term specified in the Offer Letter or the Side Letter(s), if any.

1.1.10
‘Common Property’ means the parts of the Building (whether or not within the structure of the Building) to be used in common with the Tenant, other tenants and occupiers of the Building, the Landlord and those properly authorised and permitted to do so and which would reasonably be treated as common parts of the Building for common use or benefit if the Building had been subdivided and registered under the Land Titles (Strata) Act, Chapter 158, but excludes any such parts as may be within the Premises.

1.1.11
‘Conducting Media’ means any drains, sewers, conduits, flues, risers, gutters, gullies, channels, ducts, shafts, watercourses, pipes, cables, wires and mains now or in the future in upon or under the Building.

1.1.12	‘Covenants’ means these Standard Terms, Covenants and Conditions and includes any documents supplemental to it.

1.1.13	‘Electricity Charges’ means the charges for the supply of electricity to the Premises, as specified by the Landlord from time to time.

1.1.14
‘Electricity Supply Deposit’ means the electricity supply deposit amount specified in the Offer Letter or the Side Letter(s) (if any) or such other amount as may be specified by the Landlord from time to time.

1.1.15
‘Fire Safety Approval’ means the approval (in the form of fire safety certificates or notices of approval) issued by the Commissioner, Singapore Civil Defence Force under the Fire Safety Act, Chapter 109A or other Authority.

1.1.16
‘Fitting Out Works’ means such fitting out or other works as the Tenant may require to carry out in connection with the use and enjoyment of the Premises immediately upon taking over possession of the Premises.

1.1.17	‘Floor Area’ means the floor area of the Premises specified in the Offer Letter.

1.1.18
‘Force Majeure’ means any circumstances beyond the reasonable control of the Landlord which directly or indirectly prevents or impedes the due performance of the Landlord’s obligations under the Lease, including but without limitation to an act of God, flooding, national emergency, war, insurgency, civil commotion or riots.

1.1.19	‘Gross Rent’ means the aggregate of the Net Rent and Service Charge.

1.1.20	‘Head Landlord’ means the holder of a reversion whether immediate or not to the lease under which the Landlord holds its interest in the Building.

1.1.21	‘Head Lease’ means the lease under which the Landlord holds its interest in the Building and also includes any leasehold reversion whether immediate or not to such lease.

1.1.22	‘Infectious Disease’ means infectious diseases defined pursuant to the Infectious Diseases Act, Chapter 137.

1.1.23
‘Interest’ means interest at the rate of ten percent (10%) per annum, calculated on a daily basis and on the basis of the actual number of days in the year (both before and after judgement) or such higher rate as may be determined from time to time by the Landlord.

1.1.24	‘Landlord’ means the landlord specified in the Offer Letter and includes its successors and assigns and all persons from time to time entitled to the immediate reversion to the Lease.

1.1.25	‘Law’ includes any present or future requirement of statute (including subsidiary legislation), common law and equity.

1.1.26
‘Lease’ means the agreement for the lease of the Premises between the Landlord and the Tenant constituted by the Offer Letter, incorporating these Covenants, the Acceptance and the Side Letter(s) (if any) and includes any documents supplemental to the Lease.

1.1.27	‘month’ means calendar month.

1.1.28	‘Monthly Gross Rent’ means the Monthly Net Rent and the Monthly Service Charge.

1.1.29	‘Monthly Net Rent’ means the Net Rent for each month of the Term calculated at the monthly Net Rental Rate on the Floor Area.

1.1.30	‘Monthly Service Charge’ means the monthly Service Charge calculated at the Service Charge Rate on the Floor Area.

1.1.31	‘Net Rent’ means the net rent (exclusive of Service Charge and other sums) payable by the Tenant to the Landlord in accordance with the Offer Letter, Clause 5.1 and the Side Letter(s), if any.

1.1.32	‘Net Rental Rate’ means the rate or rates of Net Rent for any month of the Term, as specified in the Offer Letter or the Side Letter(s), if any.

1.1.33
‘Offer Letter’ means the offer letter issued to the Tenant by or on behalf of the Landlord to which these Covenants are attached, in respect of the lease of the Premises and includes these Covenants and all amendments of the Offer Letter and supplements thereto.

1.1.34
‘Original Condition’ means the original state and condition of the Premises as indicated in the plans and drawings furnished or to be furnished by the Landlord to the Tenant when possession of the Premises are handed to the Tenant by the Landlord.

1.1.35	‘Payment Date’ means the first day of a month or such other day that the Landlord may from time to time specify for payment of the Monthly Net Rent.

1.1.36	‘Park’ means a science, business or industrial park within which the Building is located.

1.1.37	‘permitted occupier’ means any person on the Premises for any period expressly or by implication with the Tenant’s authority.

1.1.38	‘Permitted Use’ means the permitted usage specified in the Offer Letter or the Side Letter(s), if any, or such other use as may be approved by the Landlord and the Authorities.

1.1.39
‘Possession Date’ means the anticipated date of possession of the Premises specified by the Landlord in the Offer Letter or such other date as the Landlord may specify. Where no Possession Date is specified by the Landlord in the Offer Letter, the Commencement Date shall, for the purposes of the Lease, be deemed to be the Possession Date.

1.1.40
‘Premises’ means the premises in the Building agreed to be leased to the Tenant as specified in the Offer Letter and refers to each and every part of the Premises and improvements and additions made to, and fixtures, fittings and appurtenances in, the Premises, but excludes the structural parts, loadbearing framework, roof, foundations, joists, the Conducting Media within but not exclusively serving the Premises, and any of the Landlord’s machinery and plant within but not exclusively serving the Premises, the exterior faces of exterior walls and the external faces of boundary walls.

1.1.41	‘Renovation Deposit’ means the renovation deposit (if any) referred to in the Offer Letter or the Side Letter(s), if any.

1.1.42	‘Rent Free Period’ means the rent free period (if any) referred to in the Offer Letter.

1.1.43	‘Security Deposit Amount’ means the security deposit amount specified in the Offer Letter or the Side Letter(s), if any.

1.1.44	‘Service Charge’ means the service charge payable by the Tenant to the Landlord in accordance with the Offer Letter and Clause 5.1 and the Side Letter(s), if any.

1.1.45	‘Service Charge Rate’ means the monthly rate of the Service Charge.

1.1.46
‘Side Letter(s)’ means the side/amendment/variation letter(s), if any, made between the Landlord and the Tenant before, on or after the date of the Acceptance, to supplement, amend or vary the Offer Letter or the Lease.

1.1.47	‘Taxes’ means any goods and services tax, imposition, duty and levy, which may be imposed before, on or after the commencement of the Term, by the Authorities.

1.1.48	‘Tenant’ means the tenant specified in the Offer Letter and includes its successors and permitted assigns in whom the Lease may for the time being be vested.

1.1.49
‘Tenants’ Guide’ means the information and guidelines, including but not limited to renovation guidelines and rules relating to the safety, conduct, operation, maintenance and management of the Building, prepared by the Landlord or its consultants and which may be varied or amended by the Landlord.

1.1.50
‘Tenant’s Works’ means Fitting Out Works and such other renovation, alterations, additions or other works as the Tenant may require to carry out including but not limited to interior layout, interior design, internal fittings, wiring, plumbing and renovation works which the Tenant may require in connection with the use and enjoyment of the Premises.

1.1.51	‘Term’ means the term of the Lease specified in the Offer Letter or the Side Letter(s), if any.

1.1.52	‘Total Outgoings’ includes the total sum of all outgoings, costs and expenses assessed or assessable, charged or chargeable, paid or payable or otherwise incurred in respect of the Building and the fixtures, furniture and fittings therein, and in the control, management, maintenance and replacement of the Building and the fixtures, furniture and fittings therein(including without limitation, capital expenditure and depreciation).

1.1.53	‘Utilities’ means electricity, water, sewerage, telecommunications and where applicable, gas.

1.2	General
The following rules of interpretation apply to the Lease unless the context requires otherwise:

1.2.1	Words in the Lease importing the singular meaning, shall where the context so allows, include the plural meaning and vice versa.

1.2.2
Words in the Lease importing any one gender include both other genders and may be used interchangeably, and words denoting natural persons where the context so allows include corporations and vice versa.

1.2.3
The Schedules, Attachments, Appendices and Annexures to the Lease or any part of it shall be taken, read and construed as parts of the Lease and the provisions thereof shall have the same force and effect as if expressly set out in the body of the Lease.

1.2.4	Unless stated otherwise, one word or provision does not limit the effect of another.

1.2.5	Reference to the whole includes every part.

1.2.6
Every obligation by the Tenant is taken to include an obligation by the Tenant to ensure that each of its employees, agents, independent contractors, permitted occupiers and others under its control comply with that obligation.

1.2.7
In any case where the Tenant is placed under a restriction by reason of the covenants and conditions contained in the Lease, the restriction shall be deemed to include the obligation on the Tenant not to permit or allow the infringement of the restriction by any person claiming rights to use, enjoy or visit the Premises through, under or in trust for the Tenant.

1.2.8	If under the Lease or the Tenants’ Guide, the Tenant requires the consent or approval of the Landlord for any action, the Tenant must obtain it in writing before starting to take that action.

1.2.9
If under the Lease or the Tenants’ Guide, the consent or approval of the Landlord is required, the consent and approval of the Landlord may be given or withheld by the Landlord in its absolute discretion (unless the Lease provides otherwise) and upon such terms as the Landlord thinks is appropriate.

1.2.10
Any provision in the Lease referring to the consent or approval of the Landlord shall be construed as also requiring the consent or approval of the Head Landlord (if required under the Head Lease) and any Authority, if required under Law, but nothing in the Lease shall be construed as implying that any obligation is imposed upon the Head Landlord or the Authority not to unreasonably refuse any such consent or approval.

1.2.11
A right given to the Landlord to have access to the Premises extends to any persons authorised by the Landlord and the Head Landlord, and includes the right to bring workmen and appliances onto the Premises.

1.2.12
References in the Lease to any statutes or statutory instruments include and refer to any statute or statutory instrument amending, consolidating or replacing them respectively from time to time in force, and references to a statute include regulations made pursuant to them.

1.2.13	Headings are for convenience only and are not to be taken into account in the construction or interpretation of any covenant, condition or proviso to which they refer.

1.2.14	Unless the context otherwise requires, references:

to numbered paragraphs, clauses and Attachments in the Offer Letter are references to the relevant paragraphs, clauses and Attachments in the Offer Letter;

(a)	to numbered paragraphs, clauses and Schedules in these Covenants are references to the relevant paragraph or clause in or Schedule to these Covenants; and

(b)	in any Schedule, Attachment, Appendix or Annexure to a numbered paragraph are references to the relevant paragraph in that Schedule, Attachment, Appendix or Annexure.

1.2.15	References to ‘liability’ include, where the context allows, claims, demands, proceedings, damages, losses, costs and expenses.

2.	LETTING

2.1	Lettinq
Upon receipt of the Acceptance by the Landlord pursuant to the requirements in the Offer Letter and in consideration of the Gross Rent reserved by and other covenants on the part of the Tenant in the Lease, the Landlord agrees to lease the Premises to the Tenant, and the Tenant agrees to take a lease of the Premises for the Term:
(a)together with the rights set out in Clause 2.2; and
(b)except and reserved to the Landlord the rights set out in Clause 2.3.

2.2	Rights

2.2.1	The Premises are leased with the benefit of the following rights:

(a)	the right to use the Common Property to pass to and from the Premises only to the extent that it is necessary; and
(b)the right to use the designated toilet and bathroom facilities, if any, in the Common Property.

2.2.2	The rights mentioned in Clause 2.2.1 may also be exercised by:

(a)	any persons authorised by the Tenant but only for proper purposes connected with the use or enjoyment of the Premises; and

(b)	the Landlord, the Head Landlord, persons authorised by the Landlord and other persons entitled to do so.

2.3	Exceptions

2.3.1	The lease of the Premises to the Tenant is subject to the following rights of the Landlord:

(a)	the right to free and uninterrupted passage and running of Utilities, air-conditioning and other services through the Conducting Media in the Premises;

(b)	the Landlord’s rights under the Lease including but not limited to the right to enter the Premises pursuant to the Lease;

(c)	the right of light, air, support, shelter and all other easements and rights belonging to or enjoyed by other parts of the Building;

(d)	the right to erect scaffolding for renovating, retrofitting, refurbishing, altering, repairing, cleaning and/or painting the Building even if the scaffolding temporarily restricts access to or the use and enjoyment of the Premises; and

(e)
the right to build upon, alter, rebuild, develop or use the land adjoining the Building and in the Park even if this affects the light and air coming to the Premises or causes nuisance, damage, annoyance or inconvenience to the Tenant or occupier of the Premises by reason of noise, dust, vibration or otherwise provided this does not materially affect the Tenant’s ability to use the Premises.

3.	POSSESSION

3.1
The Tenant shall take possession of the Premises on the Possession Date in accordance with the terms of the Lease. Any delay in the Tenant taking possession of the Premises shall not be a ground for postponing the commencement of the Rent Free Period (if any) and/or the Term.

3.2
If the Landlord allows the Tenant to take possession of the Premises before the Commencement Date, the Tenant acknowledges that until the Commencement Date, the Tenant shall be in possession of the Premises as a licensee. Notwithstanding this, the Tenant shall still be bound by the terms, covenants and conditions set forth in the Lease insofar as they are applicable prior to the Commencement Date. If any of the events set forth in Clause 8.1.1 (a) to (d) below shall occur before the Commencement Date, the Landlord in addition to and without prejudice to any other rights and remedies, shall be entitled, by giving notice to the Tenant to that effect, to terminate its agreement to grant a lease of the Premises to the Tenant on the terms, covenants and conditions set out in the Lease. Upon such termination:-

3.2.1	the Tenant’s interest in and the rights to the Premises shall cease and determine;

3.2.2
(if the Tenant shall have taken possession of the Premises) the Tenant shall at its own cost and expense carry out the Reinstatement Works (as defined in Clause 5.12.2. below) and reinstate and restore the Premises to its Original Condition;

3.2.3	the Landlord is entitled to forfeit and retain all monies paid by the Tenant under the Lease for its own benefit without affecting any other rights and remedies of the Landlord; and

3.2.4
the Tenant shall pay to the Landlord compensation and damages for the loss of Gross Rent (which would have been payable by the Tenant had the Term been completed), suffered by the Landlord consequential upon such termination and the Landlord will retain all rights and remedies against the Tenant for any antecedent breach, non-observance or non-performance by the Tenant of its obligations under the Lease.

4.	TENANT’S WORKS

4.1	Tenant’s Works

4.1.1	The Tenant shall not carry out the Tenant’s Works without the prior approval of the Landlord.

4.1.2
Subject to Clause 4.1.1, the Tenant shall carry out, at the Tenant’s own costs and expense, the Tenant’s Works and shall comply with and observe the guidelines, terms and conditions set out in the Tenants’ Guide and any other specific requirements of the Landlord.

4.1.3
The Tenant must obtain and keep in force all necessary approvals from the Authorities for the purpose of carrying out the proposed Tenant’s Works, including without limitation and if applicable, the Fire Safety Approval.

4.1.4
The Tenant must obtain and provide the Landlord with the certification of the Tenant’s Works from an appropriate architect, engineer or consultant at the Tenant’s own cost and expense by a deadline stipulated by the Landlord.

4.1.5	Unless otherwise provided in the Offer Letter, there will not be suspension of payment of Gross Rent or any other amounts payable by the Tenant during the Tenant’s Works.

4.1.6
The Tenant shall, if required by the Landlord, place with the Landlord a deposit equivalent to such additional amount as the Landlord may deem sufficient as security for the proper execution of the Reinstatement Works (as defined in Clause 5.12.2 below) and reinstatement of the Premises to its Original Condition. Such additional deposit shall be returned to the Tenant in accordance with Clause 5.7.5 of the Covenants.

4.2	Renovation Deposit

4.2.1	The Tenant shall furnish to the Landlord a Renovation Deposit by the following timelines:

(a)	where the proposed Tenant’s Works comprise Fitting Out Works, before the Tenant takes possession of the Premises and if specified in the Offer Letter, on acceptance of the Offer Letter; and/or

(b)	where the proposed Tenant’s Works do not comprise Fitting Out Works, upon the Landlord’s demand for a Renovation Deposit.

4.2.2	The Tenant shall deposit with the Landlord the Renovation Deposit as security for:-

(a)	completion of the Tenant’s Works;

(b)	the Tenant making good to the satisfaction of the Landlord all damage to the Premises, the Building and the Park resulting from the Tenant’s Works; and

(c)	the Tenant’s due compliance of the provisions of the Lease (including but not limited to Clause 4.1 of the Covenants), the Tenants’ Guide and all Authorities’ conditions.

4.2.3
If the Tenant fails to complete, make good or comply as set out in Clause 4.2.2, above, the Landlord may effect the necessary works, and apply the Renovation Deposit to meet the costs and expenses incurred by the Landlord. If the Renovation Deposit shall be insufficient, the Tenant shall pay to the Landlord on demand the balance of the costs and expenses incurred with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord, such costs, expenses and Interest to be recoverable as if they were rent in arrears.

4.2.4	The Landlord may forfeit the Renovation Deposit if the Tenant fails to furnish to the Landlord all relevant plans and the Fire Safety Approval within 2 months from the Possession Date.

4.2.5	The Renovation Deposit, subject to any deductions made by the Landlord as above, shall be repaid to the Tenant following completion of all of the following:-

(a)	proper completion of the Tenant’s Works (in compliance with the provisions of the Lease and the Tenants’ Guide);

(b)	making good damage (if any) to the Premises, the Building and the Park; and

(c)	full compliance with Landlord’s requirements to the Landlord’s satisfaction.

5.	TENANT’S COVENANTS AND OBLIGATIONS
The Tenant covenants with the Landlord that during the Term:

5.1	Gross Rent and other payments

5.1.1	The Tenant shall pay to the Landlord:-

(a)	Net Rent calculated at the Net Rental Rate on the Floor Area, by monthly payments of the Monthly Net Rent in advance, on each Payment Date of the Term;

(b)	subject to Clause 5.1.2, Service Charge, by way of additional rent, calculated at the

Service Charge Rate on the Floor Area, by monthly payments of the Monthly Service Charge in advance, on each Payment Date of the Term;

(c)
where specified in the Offer Letter or Side Letter(s), if any, Chilled Water Charges, calculated at the Chilled Water Rate, by way of additional rent, in the manner specified in the Offer Letter or the Side Letter(s), if any;

(d)
where specified in the Offer Letter or Side Letter(s), if any, Air Conditioning Charges, by way of additional rent, calculated at the rates and payable in the manner specified in the Offer Letter or the Side Letter(s), if any;

(e)	Electricity Charges, by way of additional rent, in the manner specified in Clause 5.5.2(a); and

(f)	Car Park Charges, by way of additional rent, in the manner notified by the Landlord to the Tenant from time to time.

5.1.2	The Landlord shall be entitled at any time and from time to time to increase the Service Charge by notice if there is any increase in the Total Outgoings and the following shall apply:-

(a)	the Tenant shall pay such increased Service Charge during the Term;

(b)
upon such increase in Total Outgoings, the Landlord shall issue a notice (the ‘Increase Notice’) to the Tenant stating the amount of the increase in the Service Charge on a per square metre basis and the effective date of such increase;

(c)	the Increase Notice shall be accepted by the Tenant as conclusive and binding of the matters so stated (save for manifest error);

(d)	the increase in Service Charge shall be chargeable and payable by the Tenant with effect from the date specified in the Increase Notice; and

(e)
if there is any additional Service Charge payable from a date prior to the issuance of the Increase Notice, the aggregate amount of such additional Service Charge shall be payable by the Tenant forthwith upon the issuance of the Increase Notice.

5.1.3
The Tenant shall pay Gross Rent, Chilled Water Charges, Air Conditioning Charges, Electricity Charges and Car Park Charges which are payable by way of standing order (GIRO) to an account designated by the Landlord or in such other manner as prescribed by the Landlord.

5.1.4	The provisions of this Clause 5.1 shall continue to apply notwithstanding the expiry or earlier determination of the Lease but only in respect of the Term.

5.2	Interest
If the Tenant does not pay the Gross Rent or any other sums owing to the Landlord under the Lease by the due date (whether or not formally demanded), the Tenant must pay the Interest on that sum from the date the sum is due until the date that the sum is paid. Such Interest will be recoverable from the Tenant as if it is rent in arrears. Nothing in this Clause 5.2 entitles the Tenant to withhold or delay any payment or affects or derogates from the rights of the Landlord in relation to non-payment including without limitation, the right of re-entry under the Lease.

5.3	Taxes
In addition to the Gross Rent and other sums payable under the Lease, the Tenant must pay the Landlord immediately on demand Taxes payable by the Landlord in respect of any sum payable under the Lease and/or the occupation and lease of the Premises. Taxes payable hereunder are recoverable as if they are rent.

5.4	Utilities
The Tenant must pay to the relevant supplier all charges in respect of the Utilities (save for the Electricity Charges and the Air Conditioning Charges payable to the Landlord pursuant to the Lease) supplied to the Premises by each respective supplier.

5.5	Electricity Supply

5.5.1	Unless otherwise notified by the Landlord, the Tenant shall make arrangements with a supplier or retailer, as the case may be, for the supply of electricity to the Premises in which case, the Tenant shall comply with the following:

(a)	Tenant shall obtain the prior approval of the Landlord of the supplier or retailer; and

(b)	Tenant shall pay all charges for the supply of electricity to the Premises (including but not limited to any connection charges) directly to the supplier or retailer.

5.5.2	Where the Landlord arranges for the supply of electricity to the Premises (whether by way of en bloc energy purchase or otherwise), the Tenant must pay to the Landlord:

(a)
Electricity Charges in respect of the electricity supplied to the Premises, to the Landlord on a monthly basis. The Electricity Charges will be calculated by the Landlord at such rate as the Landlord may stipulate and notified to the Tenant by a statement from the Landlord in writing. In the absence of manifest error, the statement is conclusive as to the amount stated and the Tenant must make payment within seven (7) days from the date of the Landlord’s statement;

(b)
all charges relating to the supply of electricity to the Premises including but not limited to connection charges and administrative charges within seven (7) days of the Landlord’s notice to the Tenant of such charges; and

(c)
the Electricity Supply Deposit. The Landlord will inform the Tenant of the amount of the Electricity Supply Deposit from time to time during the Term. The Electricity Supply Deposit will be retained by the Landlord for the Term and may be used (whether in whole or part) in or towards indemnifying the Landlord against any breach by the Tenant of its obligations under Clauses 5.5.2(a) and 5.5.2(b) above. If the Electricity Supply Deposit is for any reason less than the amount required by the Landlord, the Tenant must pay the Landlord the amount of the deficit within 7 days of the Landlord’s written request. The Landlord will refund the Electricity Supply Deposit (subject to the Landlord’s rights under this paragraph) to the Tenant, free of interest, together with the Security Deposit Amount.

5.5.3
Where the Landlord has effected or intends, at any time or from time to time during the Term, to effect an en bloc energy purchase for the Building or the Park, the Tenant will be deemed to have granted its consent to such purchase on the date of the Acceptance. The Tenant must, if required by the Landlord, sign an authorization containing such provisions as prescribed by the Landlord, to confirm such consent.

5.5.4
Without prejudice to the generality of the foregoing, the Tenant must not without the prior consent of the Landlord agree to purchase energy from any party other than the Landlord or open a power supply account with SP Services Pte Ltd or any other electricity or power retailer.

5.6	Meters

5.6.1	The Tenant is required to engage a qualified contractor to install and test the electricity, water and air conditioner meters (‘Meters’) relating to the Premises at the Tenant’s own cost and expense (including without limitation, the costs and expenses arising from the submissions to, endorsements by and attendance of the Landlord’s licensed electrical worker). Prior approval of the Landlord, and where required, the relevant Authorities for such installation and testing must be obtained.

5.6.2
The Tenant shall be responsible for the maintenance, repair and replacement of the Meters at the Tenant’s costs and expense during the Rent Free Period (if any) and the Term and the Tenant must not tamper with, or do anything which may affect the accuracy of, the Meters.

5.6.3	All connection and turning on fees whether payable to the Landlord or the Authority or any other person, shall be borne by the Tenant.

5.7	Security Deposit Amount

5.7.1	The Tenant must pay to and maintain with the Landlord the Security Deposit Amount:-

(a)	as security for compliance by the Tenant of all the provisions in the Lease;

(b)	to secure and indemnify the Landlord against:

(i)	any loss or damage resulting from any default by the Tenant under the Lease;

(ii)	any claim by the Landlord at any time against the Tenant in relation to any matter arising out of or in connection with the Premises; and

(iii)
without prejudice to the generality of the preceding sub-Clauses, any amount owing by the Tenant to the Landlord during any holdover period or subsequent lease of the Premises between the Landlord and the Tenant.

5.7.2	If any default by the Tenant under the Lease occurs, the Landlord is entitled (but not obliged) to apply the whole or part of the Security Deposit Amount in or towards:-

(a)	making good any loss or damage sustained by the Landlord as a result of any of the above in any manner as may be required by the Landlord; and

(b)	repayment of any expense incurred by the Landlord in making good the loss and damage, in any manner as may be prescribed by the Landlord.

5.7.3
The Tenant must pay to the Landlord an amount equal to the amount applied by the Landlord under Clause 5.7.2, as replacement of the whole or part of the Security Deposit Amount applied, within seven (7) days of demand.

5.7.4
If from time to time during the Term, the Gross Rent is increased in accordance with the Lease, the Security Deposit Amount shall likewise be increased and the difference shall be paid by the Tenant upon the Landlord’s notice requiring payment.

5.7.5
The Landlord must repay to the Tenant the Security Deposit Amount, without interest and after proper deductions by the Landlord after the end of the Term if the Tenant has paid all sums owing and performed all other obligations under the Lease to the satisfaction of the Landlord.

5.7.6	The Tenant must not set-off any part of the Security Deposit Amount against any Gross Rent or other sums owing to the Landlord.

5.8	Insurance

5.8.1
The Tenant shall at the Tenant’s own cost and expense from the Possession Date or the commencement of the Term, whichever is earlier, till the expiry of the Term and during any period of holding over, take out and keep in force the following insurance policies (hereinafter called the “Insurance Policies”):

(a)    an insurance policy in the name of the Tenant:

(i)
against all risks of physical loss or damage (including risks of fire) in respect of the Tenant’s property, goods and stock-in-trade (if any) in the Premises including all the Tenant’s plate and tempered glass, glass frontage and plant and machinery in the Premises (if any);

(ii)	up to the full replacement value of the Tenant’s property, goods and stock-in-trade in the Premises; and

(iii)	which includes a provision for waiver of subrogation against the Landlord.

(b)	a public liability insurance policy in the name of the Tenant with the Landlord named therein as an additional insured party:

(I)
against claims for personal injury, death or property damage or loss arising out of all operations of the Tenant, its servants, agents, invitees, licensees and independent contractors in or from the Premises or assumed under this lease, which shall be extended to include any of the insured parties’ legal liability for loss of or damage to the Premises (including all fixtures and fittings therein) and all the Landlord’s property;

(ii)	in an amount not less than the sum of Singapore Dollars Three Million (S$3,000,000.00) or such higher amount as may from time to time be required by the Landlord; and

(iii)	which includes a cross-liability clause.

5.8.2	The Tenant shall take out the Insurance Policies with a reputable insurance company approved by the Landlord.

5.8.3	The Tenant shall forthwith at the request of the Landlord furnish to the Landlord copies of the Insurance Policies and the receipt for the last premium payable in respect of such policies.

5.8.4	The Tenant shall not do nor suffer to be done anything whereby any of the Insurance Policies may be rendered void or voidable.

5.9	Repair
The Tenant must:

5.9.1	keep the Premises in a clean, tidy and sanitary condition;

5.9.2
keep the Premises, including all fixtures and fittings in it (whether belonging to the Landlord or the Tenant), all mechanical and electrical equipment in and serving the Premises and the Conducting Media in and serving the Premises and reasonably accessible to the Tenant in good and tenantable repair and condition (except for fair wear and tear); and

5.9.3
immediately make good, to the satisfaction of the Landlord, any damage caused to the Premises (including the Landlord’s fixtures and fittings in it) or any other part of the Building or the Park by the Tenant.

5.10	Landlord’s Right of Inspection and Repair

5.10.1	The Tenant must allow the Landlord to enter the Premises at all reasonable times to:
(a)establish if the provisions of the Lease have been observed;
(b)inspect the condition of the Premises;
(c)take a schedule of fixtures; and / or

(d)	determine the source of any interference or disturbance to other tenants and occupants.

5.10.2
If any breach, defects, disrepair, removal of fixtures or unauthorised alterations, additions or installations are found on inspection for which the Tenant is liable, then, on notice from the Landlord, the Tenant must carry out the necessary works with due diligence within the time period specified in the Landlord’s notice, to the satisfaction of the Landlord.

5.10.3	If the Tenant does not complete the necessary works in time, the Landlord may enter the
Premises to do the necessary works pursuant to Clause 8.8 below. In connection with such works and if required by the Landlord, the Tenant shall:-

(a)
remove its own installations, machinery or any article so as to facilitate the Landlord’s execution of things, repairs and works and if the Tenant fails to do so, the Landlord may effect such removal at the Tenant’s costs and expense; and

(b)
cease activities to such extent and during such hours as the Landlord may specify by notice to the Tenant in order to carry out such works (including without limitation, investigations relating thereto).

5.11	Landlord’s Right of Entry for Repairs

5.11.1	The Tenant must allow the Landlord to enter the Premises at all reasonable times after giving to the Tenant prior notice (except in an emergency):

(a)	to carry out any works relating to the Conducting Media and to install additional Conducting Media;

(b)	to carry out any works which the Landlord considers necessary or desirable to any part of the Building or the Park (including the services and facilities in it);

(c)
to exercise any right granted to or to comply with any obligation of the Landlord under the Lease or the Head Lease or any obligation owed to any third party having legal rights over the Premises, the Building or the Park;

(d)	to alter, repair or maintain the Premises, the Building or the Park (including cleaning the exterior windows of the Building);

(e)	to develop the remainder of the Building or the Park, including the right to build onto any boundary wall of the Premises; or

(f)
to construct, alter, maintain, repair or fix anything or additional thing serving such property and running through or on the Premises and the Landlord shall also have the right to grant access to any of the Authorities to carry out any works at the Premises including but not limited to any surrounding areas if so required by the Authorities.

5.11.2
The Landlord need not pay any compensation for any nuisance, annoyance, inconvenience, damage or loss caused to the Tenant. Nonetheless, the Landlord will endeavour to cause as little disturbance as is reasonably possible in the circumstances.

5.11.3	If required by the Landlord, the Tenant shall:-

(a)
remove its own installations, machinery or any article so as to facilitate the Landlord’s execution of things, repairs and works and if the Tenant fails to do so, the Landlord may effect such removal at the Tenant’s cost and expense; and

(b)
cease activities to such extent and during such hours as the Landlord may specify by notice to the Tenant for any work (including without limitation, investigations relating thereto) to be executed by the Landlord.

5.12	Vacating the Premises

5.12.1	At the expiry or sooner determination of the Term, the Tenant must:-
(a)have complied with all its obligations specified in Clause 5.12.2; and
(b)vacate the Premises and yield up the Premises to the Landlord together with all keys of the Premises and the keys of all mailboxes for the Premises.

5.12.2
Prior to vacating the Premises, the Tenant must at its cost carry out the reinstatement works to restore the Premises to its Original Condition (except fair wear and tear) as set out in the Tenants’ Guide and in accordance with the Landlord’s additional reinstatement requirements (‘Reinstatement Works’).

5.12.3	If the Tenant took over fixtures, fittings and/or furniture of any previous occupant, the Reinstatement Works shall include the removal all such fixtures, fittings and furniture.

5.12.4
If the Tenant fails to comply with any of its obligations set out above, the Landlord may carry out the Reinstatement Works (or such part thereof as may remain uncompleted) at the Tenant’s cost and expense.

5.12.5	If the Landlord carries out such Reinstatement Works:-

(a)	the Landlord must complete the works within a reasonable period; and

(b)	the Tenant must pay the Landlord immediately on demand:

(i)
all the Landlord’s costs together with Interest from the date of expenditure to the date they are paid by the Tenant to the Landlord (such expenses and Interest to be recoverable as if they were rent in arrears);

(ii)	a sum (the ‘Additional Sum’) equivalent to the Gross Rent calculated based on the period (the ‘Reinstatement Period’) taken by the Landlord to complete the works.

5.12.6
If the Landlord is agreeable that the Reinstatement Works be delayed with the intent of procuring a replacement tenant to take over the Tenant’s fixtures and fittings, the Landlord shall be entitled to require the Tenant to pay a further sum to be determined by the Landlord by reference to the costs and expenses that would be required to complete such Reinstatement Works (the ‘Further Sum’). If such replacement tenant agrees to take over the Tenant’s fixtures and fittings, the Tenant shall be deemed to have consented to the transfer of its title in the fixtures and fittings to the replacement tenant and upon:-

(a)	the Tenant issuing a written confirmation to that effect; and

(b)	the replacement tenant undertaking in writing to take over the Tenant’s fixtures and fittings and agreeing in writing to reinstate the Premises, the Further Sum shall be refunded to the Tenant. If paragraph (a) and/or paragraph (b) above is/are not fulfilled within three (3) months (or such other period as the Landlord may stipulate) from the date of the expiry or sooner determination of the Term, then the Landlord shall be entitled to retain the entire Further Sum and remove, dispose or deal with the Tenant’s fixtures and fittings as the Landlord deems fit and all proceeds from the disposal (if any) shall be retained by the Landlord.

5.12.7	A statement from the Landlord of the costs incurred, the Additional Sum and the Further Sum is conclusive and binding on the Tenant (save for manifest error).

5.13	Permitted Use

5.13.1	Subject to Clause 5.13.3 below, the Tenant shall not use the Premises for any purpose except for the Permitted Use for the business of the Tenant.

5.13.2
The Tenant shall obtain and keep in force all necessary approvals required by law for the operation of its business in the Premises, at its own cost, and expense and must ensure that the terms and conditions of such approvals are strictly complied with.

5.13.3	The Tenant must ensure that not more than 40% of the Floor Area is used for purposes ancillary to the Permitted Use, as approved by (a) the Urban Redevelopment Authority or other

Authority and (b) the Landlord.

5.14	Not to Void Insurance
The Tenant shall not do anything which may make any of the Landlord’s insurance policies invalid or capable of cancellation or which may increase the premium on such policies. If the Tenant is in default of this Clause, the Tenant shall make good any damage suffered by the Landlord and to pay the increased premium and all costs and expenses incurred by the Landlord with respect to the renewal of such policy, without affecting any other rights or remedies of the Landlord.

5.15	Viewing

5.15.1	Within six (6) months before the end of the Term, the Tenant shall allow all persons authorised by the Landlord or its agents to view the Premises at all reasonable times with prior notice in connection with any reletting.

5.15.2	At any time during the Rent Free Period (if any) and the Term, the Tenant shall allow all persons authorised by the Landlord or its agents to view the Premises at all reasonable times with prior notice in connection with any sale of the Building.

5.16	Compliance with the Law

5.16.1	The Tenant must comply, at its cost, with the Law and all requirements of the Authorities in force during the Term relating to:

(a)	the Premises or the use or occupation of the Premises;

(b)	anything in or done in the Premises by the Tenant; and

(c)	the observance or performance of the Tenant’s obligations under the Lease, and immediately inform the Landlord in writing of any notice or order from any Authority received in relation to any of the above or of any defect in the Premises which may give rise to a liability or duty on the Landlord.

5.16.2	Without prejudice to Clause 5.16.1, the Tenant shall not allow the Premises to be used as a place in which any person is employed in contravention of Section 57(1)(e) of the Immigration Act (Chapter 133), Section 5 of the Employment of Foreign Manpower Act (Chapter 91A) and any other Law in force at the moment.

5.17	Acceptance of Existing State and Condition
The Tenant agrees to accept, and not raise any objection to, the existing state and condition of the Premises as at the Possession Date including the structural, mechanical and electrical specifications of the Premises.

5.18	Confidentiality of Information
Without prejudice to any other rights or remedies the Landlord is entitled to, the Tenant will not disclose to any third party any information in respect of or arising from or in connection with the terms, conditions and provisions of the lease of the Premises whether contained in the Lease or in previous or subsequent correspondence or otherwise, unless such disclosure is required by Law or with the prior consent of the Landlord.

5.19	Indemnity by Tenant
The Tenant shall indemnify the Landlord against all claims, demands, actions, proceedings, judgements, damages, losses, costs and expenses of any nature which the Landlord may suffer or incur for death, injury, loss and/or damage caused, directly or indirectly by:

5.19.1	any occurrences in the Premises or the use or occupation of the Premises by the Tenant or by any of the Tenant’s employees, independent contractors, agents or any permitted occupier;

5.19.2
the Tenant or its employees, independent contractors, agents or any permitted occupier of the Premises, the Building or any property in them (including without limitation, those caused directly or indirectly by the use or misuse, waste or abuse of the Utilities or faulty fittings or fixtures) or the condition of any part of the interior of the Premises; and

5.19.3	any default by the Tenant in complying with the provisions of the Lease.

5.20	Assignment and Subletting

5.20.1	The Tenant shall not assign, sublet, mortgage or charge the Lease or the Premises.

5.20.2	The Tenant shall not licence, part with or share possession or occupation of the Premises or grant third parties any rights over the Premises.

5.20.3	Where the Tenant is a company, any change in the management control or majority shareholders of the Tenant made without the prior consent of the Landlord will be treated as an assignment of the Lease.

5.20.4	For the purpose of this Clause, “majority shareholder” means a person who:

(a)	controls the composition of the board of directors of the Tenant; or

(b)	controls more than 50% of the issued share capital of the Tenant; or

(c)	controls more than 50% of the voting power of the Tenant.

5,20,5
Subject to Clause 5.20.1, if the Tenant is a sole-proprietor or comprises of partners carrying on business under a business name registered under the Business Registration Act, the Tenant shall not effect any change in the constitution or membership of the sole-proprietorship or partnership without the Landlord’s prior consent.

5.20.6
In the event the Landlord grants its consent, the Landlord shall be entitled at its absolute discretion to impose such terms and conditions and charge such fees as the Landlord shall see fit and Section 17 of the Conveyancing and Law of Property Act (Chapter 61) shall not apply.

5.21	No Lodgment of Caveat, Registration of Lease and Subdivision

5.21.1
The Tenant shall not lodge a caveat in respect of the Lease nor register the Lease at the Singapore Land Registry, whether before or during the Term. The Tenant undertakes to immediately withdraw any caveats lodged in default of this Clause.

5.21.2	The Tenant must not require the Landlord to subdivide the Building or do any act which could result in the Landlord being required to subdivide the Building.

5.21.3	The Landlord and the Tenant hereby agree and acknowledge that the Lease does not operate as a lease capable of registration under the provisions of the Land Titles Act (Cap. 157) or any other Law.

5.22	Prevention of Infectious Diseases

5.22.1
The Tenant shall take all steps and measures, at the Tenant’s cost and expense, to prevent any outbreak, spread or any transmission whatsoever of any Infectious Disease (including, but not limited to, thoroughly fumigating and disinfecting the Premises to the satisfaction of the Authorities) and to, without prejudice to Clause 5.16, to promptly comply, at the Tenant’s cost and expense, with the Law and all guidelines, rules and requirements of the Authorities relating to the prevention of any outbreak and/or spread of Infectious Diseases.

5.22.2
The Tenant shall forthwith give notice to the Landlord and the Authorities if the Tenant is aware or suspects that any person is suffering, has died from, is a carrier or a contact of, or is at risk of infection from an Infectious Disease and provide such required information or particulars.

5.23	Head Lease

5.23.1	The Tenant shall comply with and be bound by the conditions (if any) imposed by the Head Landlord in granting its consent to the lease of the Premises to the Tenant.

5.23.2
The Tenant shall comply with, perform, observe and be bound by the obligations contained or referred to in the Head Lease insofar as they relate to the Premises. The Tenant shall also comply with, perform, observe and be bound by the obligations of any additional or supplemental documents made or to be made from time to time between the Landlord and the Head Landlord pursuant to the Head Lease in relation to the Building and/or the Park.

5.24	Change of Name
The Tenant shall give prior notice to the Landlord of any intended change in its name and pay to the Landlord a fee for every change of its name.

5.25	Additional Property Tax

5.25.1
The Tenant must pay to the Landlord immediately on demand, any additional property tax (‘Additional Property Tax’). The Additional Property Tax shall be the property tax payable for or apportioned as attributable to the Premises (in respect of each month of the Rent Free Period (if any) and the Term) arising from an increase in the annual value of or attributable to the Premises or an increase in the rate of property tax of or attributable to the Premises over and above the annual value and the rate of property tax prevailing on the Commencement Date. If the Tenant fails to comply with this Clause 5.25, the Additional Property Tax together with Interest accruing from the date of the Landlord’s demand until the date of payment will be recoverable from the Tenant as if it were rent in arrears.

5.25.2	The liability of the Tenant to pay the Additional Property Tax will not be affected by the expiry or sooner determination of the Term.

5.25.3	Objection to or appeals in respect of any assessment of annual value or imposition of property tax on the Premises may only be made by the Landlord at its sole discretion.

6.	LANDLORD’S OBLIGATIONS
The Landlord covenants with the Tenant as follows:

6.1	Quiet Enjoyment
If the Tenant pays the Gross Rent and other sums due under the Lease and complies with the Tenant’s obligations in the Lease, the Tenant may occupy and use the Premises throughout the Term without any interruption by the Landlord, except as provided in the Lease.

6.2	Property Tax
Save for the Additional Property Tax, the Landlord must pay the property tax levied on the Building by the Authority and which is apportioned as attributable to the Premises.

6.3	Management of the Building
Subject to the provisions of Clauses 7.1, the Landlord must:

6.3.1	keep the exterior of the Building, the Common Property, the mechanical and electrical services and other services, amenities and facilities in the Building provided by the Landlord for common use or benefit, in good repair and in the case of mechanical and electrical services, in working order and condition (fair wear and tear excepted);

6.3.2
provide lift services during the hours specified by the Landlord, electricity for the lighting of the Common Property within the Building and water for the toilet and bathroom facilities, if any, in the Common Property in the Building;

6.3.3	keep the Common Property sufficiently cleaned and lit; and

6.3.4	insure the Building (excluding fixtures and fittings installed by the Tenant) against damage by fire and such other risks which the Landlord decides are necessary.

7.	LANDLORD NOT LIABLE

7.1	No Claim by Tenant
Notwithstanding anything contained in the Lease, the Landlord is not liable to the Tenant or its employees, independent contractors, agents or permitted occupiers or any other persons and the Tenant must not claim against the Landlord for any death, injury, loss or damage (including indirect, consequential and special losses) which the Tenant or its employees, independent contractors, agents or permitted occupiers or any other persons may suffer (whether sustained at or originating at the Premises or the Building or the Common Property or the Park) in respect of any of the following (whether caused by negligence or other causes):

7.1.1
any interruption in any of the services mentioned in Clause 6.3 due to necessary repair, maintenance, damage or destruction of any installations or equipment or mechanical, electrical, electronic, microprocessor, software or other defect, malfunction or breakdown; or

7.1.2
any act, omission, negligence or misconduct of (a) any employee of the Landlord or any person acting under such employee in respect of the Premises or the Building; (b) the employee, agent or independent contractor of the Landlord in performing any duty relating to the services mentioned in Clause 6.3; or (c) any contractor nominated or approved by the Landlord under the Lease, and such contractor appointed by the Tenant will not be treated as an employee or agent of the Landlord or (d) any other person in the Building; or

7.1.3	leakage or defect in the piping, wiring and sprinkler system or defect (inherent or otherwise) in the structure of the Building; or

7.1.4	the use of the car parks in the Building; or

7.1.5
the violation of the Tenants’ Guide by any of the other tenants, invitees, licensees or other occupiers in the Building including their employees, independent contractors, agents, visitors, invitees or licensees; or

7.1.6
any failure or delay by the Landlord in the taking or implementing of any measures or the insufficiency of any such measures taken by the Landlord, to prevent any outbreak or spread whatsoever of any Infectious Disease in the Building; or

7.1.7
any terrorist act regardless of any other cause or event contributing concurrently or in any other consequence to the loss (including, but not limited to, any action taken in controlling, preventing, suppressing or in any way relating to any terrorist act); or

7.1.8	any Force Majeure; or

7.1.9
any failure or inability or defect in the supply or character of electricity, water (including chilled water) or where applicable, gas, supplied to the Premises by any service provider supplying the Building with electricity, water (including chilled water) or where applicable, gas; or

7.1.10	for accidents happening or injuries sustained or for loss of or damage to property in the Premises, the Building or the Park.

8.	OTHER TERMS

8.1	Re-entry

8.1.1	The Tenant will be in default under the Lease if, during the Term:

(a)	the Tenant fails to pay the Gross Rent or any other sum payable under the Lease within seven (7) days after the due date (whether or not formally demanded);. or

(b)
the Tenant fails to comply with its obligations under the Lease (other than payment of Gross Rent and any other sum payable under the Lease) and (where the breach is capable of remedy) fails to make good the default within fourteen (14) days (or any other period stipulated by the Landlord) of the Landlord’s notice ; or

(c)	any distress or execution is levied on the Tenant’s property and is not discharged within seven (7) days; or

(d)	an event of insolvency occurs or is likely to occur in relation to the Tenant.

8.1.2
In any of the above events, the Landlord may re-enter and take possession of the Premises (or any part of it) at any time (even if any previous right of re-entry has been waived) and to repossess the Premises and the Term and the Lease shall absolutely cease and determine.

8.1.3	The exercise of the Landlord of its right of re-entry will not affect any rights of the Landlord against the Tenant (including rights in respect of the default under which the re-entry is made).

8.1.4
The Tenant must indemnify the Landlord from and against all cost, loss, damages and expenses (including, without limitation, Gross Rent for the Rent Free Period and loss of Gross Rent which would have been payable by the Tenant if the Term had been completed and all costs and expenses incurred for re-letting or attempted re-letting of the Premises), suffered by the Landlord as a result of the Landlord exercising its right of re-entry. This indemnity will not affect the other rights and remedies of the Landlord against the Tenant.

8.2	Government Acquisition
If the Building or any part of it is acquired by any Authority or a notice, order or gazette notification is issued in respect of the intended or actual acquisition of the Building or any part of it by any Authority, the Landlord may terminate the Lease, without compensation, by giving notice to the Tenant. Upon receipt of the notice, the Lease will end without affecting the rights of the Landlord against the Tenant for any previous default by the Tenant of the Lease

8.3	Removal of property after the end of Lease

8.3.1	If the Gross Rent or any other sums payable under the Lease shall be unpaid, the Tenant shall, upon the Landlord’s notice, leave any property of the Tenant specified by the Landlord in the Premises.

8.3.2
If any property of the Tenant remains on the Premises after the Tenant has vacated the Premises after the expiry or sooner determination of the Term whether under Clause 8.3.1 or for any other reason whatsoever, the Landlord shall be entitled, and shall be deemed to be authorized, to remove, store, deal with, sell and dispose of the property in any manner which the Landlord thinks is appropriate. All costs and expenses incurred by the Landlord together with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord shall be recoverable from the Tenant as if they were rent in arrears. The Landlord shall be entitled to apply the proceeds of sale (if any) against such costs, expenses and Interest and any other amounts owing by the Tenant to the Landlord. The Landlord shall return the balance, if any, to the Tenant.

8.3.3	The Tenant must indemnify the Landlord against any liability incurred by the Landlord to any third party whose property is dealt with or disposed of by the Landlord in the mistaken belief (which will be presumed unless the contrary is proved) that such property belonged to the Tenant.

8.4	Notices

8.4.1	A notice given or required to be given under the Lease must be in writing.

8.4.2	A notice to the Tenant is only valid if given by hand or sent by registered post to the Premises.

8.4.3	A notice to the Landlord is only valid if sent by registered post to the registered office for the time being of the Landlord or any other address notified by the Landlord to the Tenant.

8.4.4	Any notice will be treated as served:

(a)	(for notice given by hand) immediately on the day upon which it is sent; and

(b)	(for notice by registered post) twenty-four (24) hours after posting and in proving it, it will be adequate to show that the envelope containing the notice was addressed, stamped and posted.

8.5	Service of Process
Any process, by writ, summons or otherwise, shall be sufficiently served if effected on:

8.5.1	the Landlord by registered post to its business address;

8.5.2	the Tenant by registered post to or by leaving or affixing it at the business address or the Premises notwithstanding that it is returned by the post office undelivered; or

8.5.3	the solicitor for the Landlord or the Tenant in the manner provided in this Clause.

8.6	Prohibition against Offsetting
The Tenant must pay to the Landlord promptly as and when due, without demand, deduction, set-off, or counterclaim, all sums due and payable by the Tenant to the Landlord under the Lease. The Tenant must not exercise any right or claim to withhold Gross Rent or any other sum payable under the Lease or any right or claim to legal or equitable set-off.

8.7	Costs and Expenses
The Tenant agrees to pay the Landlord (on a full indemnity basis), immediately on demand, all the Landlord’s costs and expenses (including without limitation, legal fees) incurred:-

8.7.1	for drawing up, negotiating and completing Side Letter(s), if any;

8.7.2	for considering a request for any consent or approval by the Landlord (including fees imposed by the Landlord’s consultants for advising the Landlord); and

8.7.3	as a result of a default by the Tenant of the Lease.

8.8	Remedial Measures.
If the Tenant fails to observe or perform any obligations on its part in the Lease, the Landlord may (but shall not be under any obligation to) without prejudice to any of its other rights or remedies, carry out or cause to be carried out such remedial measures as the Landlord thinks necessary. All costs and expenses incurred by the Landlord together with Interest from the date of expenditure until the date they are paid by the Tenant to the Landlord shall be recoverable from the Tenant as if they were rent in arrears PROVIDED ALWAYS THAT the Landlord shall not be liable to the Tenant for any loss, damage or inconvenience directly or indirectly caused thereby.

8.9	No Waiver

8.9.1
The Landlord’s consent or waiver to any default by the Tenant of its obligations in the Lease is only effective if it is in writing. Mere knowledge or consent by conduct (expressed or implied) of the Landlord of such default by the Tenant will not be implied or treated as a waiver.

8.9.2	Such consent or waiver by the Landlord must not be taken as a consent or waiver to another default by the Tenant of the same obligation or a default of another obligation in the Lease.

8.9.3
The Landlord will not be treated as waiving its right to proceed against the Tenant in respect of any default by the Tenant of its obligations in the Lease, if the Landlord accepts the Gross Rent or any other sum payable by the Tenant under the Lease.

8.10	Representations

8.10.1	The Lease forms the entire agreement between the Landlord and the Tenant relating to the lease of the Premises.

8.10.2
The Landlord is not bound by any representations or promises with respect to the Building, the Premises or the Park if they are not stated in the Lease whether written or oral, express or implied by common law, statute or custom or otherwise.

8.10.3	The Tenant confirms that it has not agreed to or executed the Acceptance or any Side Letter(s) relying on any representation made by the Landlord or on its behalf which is not stated in the Lease.

8.10.4	The Landlord and the Tenant each represents, warrants and undertakes that it has full power and authority to enter into and perform the Lease and the Lease is valid and binding on its part.

8.11	Tenants’ Guide

8.11.1	The Tenant must comply with the Tenants’ Guide and ensure that its employees, agents, independent contractors and permitted occupiers comply with the Tenants’ Guide.

8.11.2	The Landlord may make and vary the Tenants’ Guide at any time.

8.11.3	The provisions of the Lease will prevail where there is inconsistency between such provisions and the Tenants’ Guide.

8.12	Landlord may Assign
The Landlord is entitled to transfer (whether by an assignment or novation) its rights and obligations in the Lease. Upon such transfer, the Tenant:-

(a)	is treated to have consented to such transfer and must accept the transferee as its new landlord;

(b)
must release the Landlord from all its obligations under the Lease, including without limitation, the Landlord’s obligation to refund the Security Deposit Amount and other sums that the Landlord is obliged to refund under the Lease;

(c)
must become a party to and sign the assignment or novation agreement in respect of the Lease with the Landlord and its transferee, if required by the Landlord. Such agreement will be prepared by the Landlord or its transferee at its own cost; and

(d)	if requested by the Landlord, where the Security Deposit Amount is furnished by way of a bank guarantee, procure a replacement bank guarantee to be issued in favour of the transferee.

8.13	Unenforceability and Severance
The illegality, invalidity or unenforceability of any provision in the Lease under the law of any jurisdiction will not affect the legality, validity and enforceability of that provision under the law of any other jurisdiction or the legality, validity or enforceability of any of the other provisions in the Lease.

8.14	Governing Law and Submission to Jurisdiction

8.14.1	The Offer Letter and the Lease are governed by Singapore law.

8.14.2	The parties agree to submit to the jurisdiction of the courts of the Republic of Singapore.

8.14.3	Where the Tenant is a company that is neither incorporated nor registered in Singapore:-

(a)
the Tenant undertakes to deliver to the Landlord a copy of the letter issued by the process agent to the Landlord, consenting to irrevocably act as the Tenant’s process agent, within seven (7) days of appointment, in a form approved by the Landlord;

(b)	the service of process on the Tenant is treated as completed upon leaving the documents at the last known address of the process agent; and

(c)	Clause 8.14.3 will not affect the right of the Landlord to serve process in any other manner permitted by Law.

8.15	Contracts (Rights of Third Parties) Act Cap 53B
Without prejudice to Clause 8.12, nothing in the Lease shall confer on any person who is not party to the Lease a right to enforce any terms of the Lease and the provisions of the Contracts (Rights of Third Parties) Act, Cap 53B, which might otherwise be interpreted to confer such rights to such persons shall not apply and are expressly excluded from applying to the Lease and no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of the Lease.

8.16	Limitation of Liability
Notwithstanding any contrary provision in the Lease, it is hereby agreed and acknowledged that the Landlord is entering into this Lease in its capacity as Trustee of A-REIT and not in its personal capacity. As such, any liability of or indemnity given or to be given by the Landlord shall be limited to the assets of A-REIT over which the Landlord has recourse and shall not extend to any personal assets of the Landlord or any assets held by the Landlord as Trustee for any trust other than A-REIT.

Ascendas Services Pte Ltd
Co Reg No.:199600003W
61 Science Park Road, #04-01 The Galen, Singapore Science Park II, Singapore 117525
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